EXHIBIT 10

                   [LOTUS DEVELOPMENT CORPORATION LETTERHEAD]

                                                                   June 12, 1995

Dear Stockholder:

    I am pleased to report that on June 11, 1995, Lotus Development Corporation ("Lotus") entered into a merger agreement with International Business Machines Corporation ("IBM") and one of its subsidiaries that provides for the acquisition of Lotus by IBM at a price of $64 per share. Under the terms of the proposed transaction, an IBM subsidiary has commenced a tender offer for all outstanding shares of Lotus common stock at $64 per share.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE IBM OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF LOTUS STOCKHOLDERS (OTHER THAN IBM AND ITS SUBSIDIARIES). ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL LOTUS STOCKHOLDERS ACCEPT THE IBM OFFER AND TENDER THEIR SHARES TO IBM.

    Following the successful completion of the tender offer, upon approval by stockholder vote, if required, the IBM subsidiary will be merged with Lotus, and all shares not purchased in the tender offer will be converted into the right to receive $64 per share in cash in the merger without interest.

    In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of Lazard Freres & Co. LLC, financial advisor to Lotus, that the consideration of $64 per share to be received by the stockholders pursuant to the IBM offer and the merger is fair to Lotus stockholders (other than IBM and its subsidiaries) from a financial point of view.

    Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is IBM's Offer to Purchase, a supplement to the Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to read the enclosed materials carefully. The management and directors of Lotus thank you for the support you have given the Company.

    On behalf of the Board of Directors,

                                          Sincerely,

                                          /s/ Jim P. Manzi
                                          ......................................
                                          Chairman of the Board and  President